Exhibit 99.3

Conference Call Transcript

TPGI — Q1 2010 THOMAS PROPERTIES GROUP INC Earnings Conference Call

Event Date/Time: May.07.2010 / 5:00 PM GMT

CORPORATE PARTICIPANTS

Diana Laing

Thomas Properties Group Incorporated — CFO, Secretary

Jim Thomas

Thomas Properties Group Incorporated — Chairman, President, CEO

John Sischo

Thomas Properties Group Incorporated — EVP, Director

CONFERENCE CALL PARTICIPANTS

Mitch Germain

JMP Securities — Analyst

David Loeb

Robert W. Baird & Co. — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the First Quarter 2010 Thomas Properties Group, Incorporated Earnings conference call. My name is Yvette and I will be your operator for today. At this time, all participants are in a listen-only mode. We will conduct a question and answer session towards the end of the conference.

(Operator Instructions)

I would now like to turn the call over to Ms. Diana Laing, CFO. Please proceed, ma’am.

Diana Laing — Thomas Properties Group Incorporated — CFO, Secretary

Thank you. Good morning, everyone, and thank you for joining Jim Thomas, John Sischo and myself for our earnings conference call for the first quarter of 2010. Certain statements made by the company during this call that are not historical facts are forward-looking statements. These statements include management’s expectations with respect to future events and trends that may affect the company’s business and results of operation, and are subject to risks and uncertainties. Actual results may differ materially from those expected in the forward-looking statement.

Persons listening to this call are advised to review the reports filed by Thomas Properties Group with the Securities and Exchange Commission for additional information regarding some of the factors that may affect the company’s business and results of operation. And now Jim Thomas will discuss our business environment and initiatives.

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

Good morning. Since our last call, we’ve continued to make progress resolving our liquidity issues related to loan maturities and other capital needs. As the economic climate continues to be challenging, we are laser focused on maintaining our occupancies, refinancing our loan maturities, and building up our balance sheet. During the call today, I want to update you on the progress we’ve made in these areas. I also want to update you on our investment management business, the Murano Project, and our development business which is on hold. Starting with our balance sheet and debt maturities as I’ve reported on the last several conference calls, we’ve been concentrated on shoring up our balance sheet through a combination of refinancing and extending debt maturities, buying debt at a discount and raising capital. We believe we are well on our way to completing the refinancing of our 2010 maturities. We have a couple of relatively minor maturities in 2011, and no loan maturities in 2012. We believe that relatively soon we will have fixed our balance sheet and substantially deleveraged the company. With these issues under control, we’re beginning to concentrate more of our efforts on growing the company.

I’d like to direct your attention to page 16 of our supplemental financial information, if you have that in front of you, and you will see our debt maturities on that page. The first one is $350 million maturity on City National Plaza in July. We’re in the process of refinancing that debt on very favorable terms. You’ll see next that there’s a $219 million of mezzanine debt maturing at the same time. You’ll recall that CalSTRS through our initiative purchased that mezz, and will contribute it to equity in July on its maturity date. And we’re still in negotiations with CalSTRS to consummate an option to purchase an interest in that mezz.

The next loan is the Murano Construction loan which we’re in negotiations to extend for another year with two six-month options, which we anticipate completing shortly. Assuming the condo sales in the pipeline are completed, the loan balance will be reduced to about $28 million. And I’ll speak more about the Murano later. The three remaining maturities are Brookhollow, San Felipe, and 2500 City West, which are all in Houston. We’re well along in the process of refinancing these loans.

We find that the credit market has opened up for us in a big way. And I’ve asked John Sischo, our Executive Vice President of acquisitions, dispositions and financing to join us today to talk about what we’re seeing in the credit market and the progress we’ve made in deleveraging the company. When John’s complete, I will continue on the matters that I outlined, before turning it back to Diana. So, John?

John Sischo — Thomas Properties Group Incorporated — EVP, Director

Thank you, Jim. What a difference a year makes. Last year at this time, who would have thought that the financing market would have recovered as quickly as it has. Last year at this time there was no new financings available, and now there is a wall of capital available for select borrowers. The debt marketplace is seeking best in class assets, best in class sponsorship, which characterizes the assets both in our portfolio and the assets we are seeking to refinance.

The lending universe has grown to include balance sheet lenders, insurance companies, domestic and foreign banks, credit providers, as well as securitized lenders being represented by every major Wall Street lender. The financing sources are competing with both floating rate and fixed rate product with underwriting terms that are characteristic of an efficient market. As Jim said, we are currently in the market to replace the majority of our 2010 and 2011 debt maturities, which represents approximately $725 million of debt, of which our share is $206 million. We anticipate we will have firm commitments, and we’ll have executed hard deposits for more than half of the financing within the next couple weeks, and the majority of the remaining half within the next 30 days.

We expect the majority of the replacement financing to be fixed rate with maturities of ten and ten years, seven and ten years, and at rates that are 200 basis points and less plus treasuries. In addition, we continue to acquire our own debt, and since October of 2008 we independently and with our partners acquired and are under contract for nearly $400 million of our existing debt, which were all money good loans issued by ten distinct lenders at an average acquisition price of 70% of the par value.

Lastly, in conjunction with the refinancing and the acquisition of our debt, it is our expectation that the value of our overall debt to market cap will continue to decrease quarter over quarter, as we have seen over the last 18 months, which is a direct reflection of the new mortgage financings that will replace the existing financings, the benefits of the reduction of the acquisition of our debt at a discount, and the continued sales of the Murano Condominium. Taking into consideration the benefits of our debt acquisition and refinancing, our debt to market cap will have been reduced from the high 90% 18 months ago to approximately 70% today. And we anticipate that this percentage will continue to decrease throughout the year. Jim, we’ll turn it back over to you.

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

Thank you, John. I’ll talk first about our ATM program. In April we established an at the market program to sell $30 million in shares of common stock. The program’s been very successful. We’ve sold 4.2 million shares at prices ranging from $3.76 to $5.02, for a total of $15.3 million, to be used for general corporate purposes. TIAA-CREF has been a big participant in the program, purchasing about $14.75 million. Since December of last year we’ve raised over $28 million of equity through the at the market program and a registered direct placement, which has helped put us in a strong cash position.

We’re looking at opportunities to sell land to boost our cash position even further. As I reported on our last earnings call, we have entered into a purchase and sale agreement with a hotel company to sell 125,000 FAR at El Segundo for $4.85 million or $38.80 an FAR. The agreement requires the buyer to complete due diligence by early June and close within 30 business days after successfully completing due diligence. And we’re looking at other opportunities to sell land at El Segundo and Four Points in Austin.

Growth opportunities. As I indicated, as we get our balance sheet issues resolved and a stronger cash position, we’re turning more attention to opportunities to grow the company. While the opportunities to acquire individual properties is not developed to the extent many people anticipated, we are beginning to see more deal flow. And we expect that to continue and grow. In addition to underwriting individual buildings, we’re also looking at opportunities to acquire existing portfolios. We’re also looking at the possibility of acquiring wannabe IPOs who are not able to complete their IPO, and a variety of situations. We intend to focus our future growth on the West Coast with an expectation of becoming more of a West Coast-oriented company.

Let me talk about our office portfolio. If you look at page 12 of our supplemental, you’ll see our properties listed in this section is designed to help investors in determining the NAV of our property portfolio. We’ve made several changes to this page to hopefully make it easier for investors to understand our portfolio. And I will point out the changes. But first, at the bottom of the page on the left-hand side there’s a section entitled “Properties Controlled by Special Servicer.”

As I’ve noted on our last earnings call, the mortgage loans secured by Four Falls, Oak Hill Plaza and Walnut Hill Plaza matured in March. The financing on these three properties is tied together and, in our view, the value of the three properties as a group is less than the total indebtedness. And accordingly, the loans on these properties have been taken over by a special servicer. We’re working with this special servicer to resolve the situation.

As we’ve continued to state, our joint venture — and these are joint venture properties — is unwilling to put new capital in these projects unless the new capital receives an attractive risk-adjusted rate of return. Therefore it’s possible that the special servicer will ultimately assume possession of these properties. Accordingly, we’ve separated these properties from the balance of the portfolio. So your attention should be directed to the properties above the special servicer category. You’ll note that the remaining 12.6 million square feet in the portfolio has an occupancy rate of 83.5% versus 83.6% at the end of the fourth quarter. So our occupancy has basically remained flat. The column entitled “Estimated Stabilized Net Operating Income” has dropped to $73.442 million, which excludes about $2.5 million attributable to the three excluded properties.

I would also mention that we have assumed stabilized occupancy to be 95% instead of 93% which we were using previously. The estimated stabilized net operating income cash basis has dropped to $68.9 million with the exclusion of $2.5 million attributable to the three excluded properties. On a positive note, the expected capital expenditures to complete the stabilization has decreased to $49.2 million excluding $2.2 million that was attributable to the three excluded properties. And also the loan balance on the portfolio has decreased by $24 million to the $633 million number that you see there. In summary, if the lender succeeds to ownership of these excluded properties, the value of our portfolio would increase under the method that some investors have used in valuing our property portfolio.

By that I mean, some investors have included these properties at a high cap rate which has resulted in a negative value when you took in account the debt balance and the capex to get it to stabilization. Therefore, the net effect of including these properties has been a reduction in the NAV of our portfolio. And finally, as you’ll note on page 13 of the supplemental, we’re in a very strong position with lease expirations being very small basically through 2019. You’ll note that the 2010 market rents significantly exceed the rent of the expiring leases from 2010 through 2017. So the net effect of this is that we have substantial embedded rent increases.

A few words just about the general market conditions in the markets that we’re in. We are noticing a real pickup in Austin, Houston and northern Virginia. We’re increasingly optimistic that these markets will show positive net absorption for all of 2010. But we see rents remaining flat, maybe increasing a little from the 2009 lows. And we see declining concessions. We expect Philadelphia and Los Angeles to pick up near the end of this year or next year. Finally, I would just say once again that in general our properties are outperforming other properties in their market, and our markets are generally outperforming the national markets.

Turning to the Murano, at the Murano we’ve closed nine units in the first quarter of 2010, resulting in a reduction of our construction loan by $4.8 million, leaving a balance of $32.2 million as of the end of the first quarter. Since the close of the quarter, we’ve closed an additional seven units, and we have three units under contract for sale. Once these sales close, our inventory of unsold condominium residences will be 92 units, 79 of which have superior views and are above the 29th floor. Assuming all pending sales are closed, our loan balance will be approximately $28 million. So if you look back from July of last year when we really started our big effort to sell units, we’ve sold 92 units, leaving 92 units consisting of 116,423 square feet to be sold.

Of the 14 units sold in 2010, eight were above the 30th floor and six were below the 29th floor. We just recently started to market the units at the 30th floor and above, which have spectacular views and some larger premium units. As is typically the case, prices increase as you go higher in the building. It’s interesting to note that the eight units that we did sell in 2010 above the 30th floor were all at our established list prices. The average list price per square foot of the units remaining to be sold is $763, which means that if we sell out the remaining inventory at list prices it will result in proceeds of about $90 million. And I remind you that TPG has a $27 million preferred equity interest in the proceeds from the Murano. And in addition to that preferred interest, TPG holds a 73% interest in the balance of the equity.

A few words about our investment advisory business. If you turn to page 11 of the supplemental, you’ll see that we have reformatted the presentation of the investment advisory fees showing where the fees originate, whether from wholly-owned properties, unconsolidated joint ventures, consolidated joint ventures and non-owned properties. We think this additional detail will be interesting to investors. You’ll also note that our total fees for the quarter were $7.2 million versus $7.1 million for the three months ended March 2009. Importantly, our expenses dropped from $2.9 million to $2.4 million for the quarter, so that our net was $4.8 million versus $4.2 million from March of 2009. So our net was up $600,000.

Turning to our development and construction, as we previously stated, our development has been on hold since mid 2007. So if you turn to page 14, we have our development pipeline set forth on page 14 of the supplemental. While we have the development pipeline on hold, this is an opportune time to be entitling properties to be ready when the economy returns and there’s a demand for development. But in the meantime, our development team has a number of third party entitlement fee projects which are generating a profit during this downturn.

The team is also aggressively pursuing additional opportunities, and we expect that they will have success in achieving more opportunities. For example, recently the team was retained by the County of Los Angeles to provide consulting services with respect to properties owned by the County. A number of investors have asked us how to evaluate our development pipeline given this economic environment. The question usually is whether the pipeline is worth more or less than book value. While our policy is not to publicize our NAV, I would point out the following.

First, the average book cost of the portfolio as shown on page 13 is only $16.36 per FAR. It’s hard to imagine the portfolio being worse than book value on this basis. Secondly, as I’ve reported earlier, we have a purchase and sale agreement with a hotel company to sell FAR at El Segundo for $38.80 an FAR. And I would also point out that we are seeing a surprising pickup in the interest in purchasing land at both El Segundo and Four Points. And I will turn it back over to Diana.

Diana Laing — Thomas Properties Group Incorporated — CFO, Secretary

Thanks, Jim. I’m going to speak a little bit about the results of operations for the first quarter of 2010 compared to 2009. First of all, in addition to our earnings press release, we’ve made supplemental financial information available in the investor relations section of our website. In this supplemental financial information, we produced pro rata financial statements, in addition to the consolidated financial statement. We do this as though our unconsolidated properties were consolidated at our ownership interest.

These pro rata financials start on page seven of the supplemental package, and we also calculate a metric called after tax cash flow on page ten of the supplemental. We do this by adjusting net income by adding back non-cash expenses such as depreciation and amortization, straight line rent and other GAAP adjustments, and non-cash comp, gains from extinguishment of debt and deferred income tax. We consider this after-tax cash flow to be a performance measurement for our company. So now looking at the operations and the results for the first quarter, on a pro rata basis, property operating revenues were down 3.5% compared to the first quarter of 2009, and that includes rents, tenant reimbursements, and parking and other property revenue. The decrease is primarily the result of lower tenant reimbursement revenue.

Property operating expenses were flat, and our NOI from property operations for the first quarter of 2010 declined by about $1.1 million from the first quarter of 2009. Our occupancy in the portfolio declined 1.8% since the same period last year, but it remained fairly flat with the fourth quarter of 2009. Interest expense for the first quarter of 2010 was $8.8 million which is down 19% from the $10 million we incurred during the first quarter of 2009. And this is the result of our reduction of debt at Commerce Square and Murano since the beginning of 2009.

Gross revenues from our investment advisory business increased by 1.4% compared to the first quarter of 2009, primarily as a result of increased development services fees, which is reflective of our contract with Korean Air. After eliminating inter-company items, revenues from this business were about flat compared with last year. And our NOI from the fee business increased by 15% because of expense reductions. TPGI’s share of after-tax cash flow for the first quarter of 2010 was $4 million, and that’s up 67% compared with the $2.4 million in the first quarter of ’09. This increase is largely the result of reduced interest expense, offset somewhat by the reduction in property NOI that I mentioned earlier.

On a per share basis, after-tax cash flow for the first quarter was $0.13 per share compared with $0.10 per share a year earlier. To look briefly at the balance sheet, on March 31, 2010 we had $32.2 million in unrestricted cash. As Jim mentioned, since the end of the first quarter we’ve raised an additional $15.3 million from sales of common stock through the at the market program. On page 20 of the supplemental we disclosed the debt balances, both at 100% and our pro rata share. We also disclose maturity dates and extension option information, and John has discussed our progress with refinancing and paying down some of these mortgages.

To look at net asset value, we consider that there are four separate components of value within our company, and we give you information in the supplemental with which to assess those components, starting on page 11 of the supplemental financial information. On page 11 we break out our fee revenue into its components and sources. We also show the gross fees, net of expenses, which for the first quarter were $4.8 million. Applying a multiple to an annualized estimate of these fees would produce a valuation for this part of the business.

And then turning to page 12 of the supplemental, we provide information about our portfolio to assist you in analyzing the value of those assets. Jim discussed this page in his remarks. But we show our pro rata share of each property’s estimated stabilized NOI, both on a GAAP basis, giving credit to the straight line effect of future rental rate increases, present and existing leases, as well as cash basis which does not give effect to any future rental rate increases in the existing leases. We also show our pro rata share of expected capital expenditures which are primarily leasing commissions and capital improvement or intended improvements that will need to be spent to complete the stabilization, and also our share of the loan balance for each property.

And finally, we’ve indicated the instance where we have available additional proceeds to fund a portion of the tenant improvement. The one way to estimate a value for the portfolio would be to apply a cap rate for the estimated stabilized NOI to reduce that value by the amount of capital expenditures we expect to spend to stabilize the asset and to arrive at an estimated value for the operating portfolio. Now on page 14 of the supplemental we show relevant information about our development pipeline, and again Jim has discussed the development portfolio in his remarks.

And the fourth component of our net asset value is our net current assets, which can be calculated on the pro rata balance sheet that’s on page eight of the supplemental. So now you can estimate a value for each of the four components that make up our asset value, being the operating properties, the development properties, investment management business, and the net current assets. Once you calculate that value, you can reduce it by the amount of pro rata debt, which is also shown on page eight, the pro rata balance sheet, and then dividing it by the number of shares and OP units outstanding, which is shown on page 18. So with that, we will open the call for questions.

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

No.

Diana Laing — Thomas Properties Group Incorporated — CFO, Secretary

Oh, I’m sorry. Jim has a comment.

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

Yes, you’re right.

Diana Laing — Thomas Properties Group Incorporated — CFO, Secretary

Never mind. Back to the operator for questions.

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

I forgot our new order.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Your first question comes from the line of Mitch Germain with JMP. Please proceed, sir.

Mitch Germain — JMP Securities — Analyst

Hey, good morning, guys.

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

Good morning.

Mitch Germain — JMP Securities — Analyst

Just to characterize, Jim, your comments about the value of the development portfolio, seems like you’re selling the land, if I’m not mistaken, for $4.8 million. And the cost on the balance sheet is $5.5 million. Am I reading this right?

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

I don’t think so. Diana, can you comment on that?

Diana Laing — Thomas Properties Group Incorporated — CFO, Secretary

Yes, I’ll get to that page. The land that we are selling is from El Segundo, which has a total cost incurred to date of $55.6 million. But this is a fairly small piece of that. So I don’t think we’ve broken out the book value of the land we’re selling, but we expect to have a small gain on the sale.

Mitch Germain — JMP Securities — Analyst

Okay. And just to talk about some of the demand, Jim, that you’re seeing with regards to your land pipeline —

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

Yes?

Mitch Germain — JMP Securities — Analyst

— can you put that in some real terms as to who these discussions are with? Are they housing developers or — guess in this case it’s hotel, correct?

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

Well, we have the hotel deal. You cannot do housing on the site. El Segundo will not permit housing on the site. So there’s no residential involved. It’s retailers.

Mitch Germain — JMP Securities — Analyst

Okay, thank you. And Diana, is this a good run rate for G&A this quarter?

Diana Laing — Thomas Properties Group Incorporated — CFO, Secretary

Yes, I think it is. Sometimes it does get a little lumpy because there are things that are seasonal about the business. But for the most part, I think you can annualize the first quarter.

Mitch Germain — JMP Securities — Analyst

And then finally, just to talk about Jim’s comments with regard to the acquisition pipeline and how the company expects to source the capital for any potential future deals.

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

Well, we have a combination of ways that we can do that. We can raise capital as we are doing through selling land, and through the ATM. And we also have the opportunity to use our OP units for some sellers who want to avoid capital gain. So we have a variety of ways that we can raise capital. In addition, I would point out that we think CalSTRS is going to — we know that they are thinking now about increasing their commitment to the joint venture, and we have the Green Fund. So we have a whole variety of ways to access capital.

Mitch Germain — JMP Securities — Analyst

All right. Thank you very much.

Operator

Your next question comes from the line of David Loeb with Baird. Please proceed, sir.

David Loeb — Robert W. Baird & Co. — Analyst

Hi. Good morning. I’d like to actually start with John since you’re here on the call. John, you mentioned the Houston assets as being among those things you’re working on refinancing. Can you talk a little bit about the equity value of those assets and the decision process to refinance as opposed to give those assets to lenders?

John Sischo — Thomas Properties Group Incorporated — EVP, Director

Whoa, David!

David Loeb — Robert W. Baird & Co. — Analyst

You didn’t think I was going to give you an easy one, did you, John?

John Sischo — Thomas Properties Group Incorporated — EVP, Director

— because I’ve got to be somewhat cautious how I would say it. I’ll tell you, I believe we will be in a situation where the loans that we are replacing, which will be very close to the existing balances that are currently outstanding today, and I suspect based on today’s value these loans will be somewhere in between the 50% to 55% loan to value.

David Loeb — Robert W. Baird & Co. — Analyst

Okay. I guess my —

John Sischo — Thomas Properties Group Incorporated — EVP, Director

David, I’ll answer another way to look at it for you.

David Loeb — Robert W. Baird & Co. — Analyst

Yes.

John Sischo — Thomas Properties Group Incorporated — EVP, Director

When we acquired those buildings in Houston, we acquired those buildings at roughly a $12 net market. I think Jim has discussed in previous conference calls, going back when we started I think really aggressively expanding the disclosures during these conference calls in the fall of ’08, that the average in place net rent in Houston is approaching $20 net, and that we are currently — new leases are in the low $20s to ranging between $20 and $24 net. It hit high water marks at $30 net. So the point is, there’s been a lot of value creation in the NOIs which have offset any perceived reduction in value due to the expansion cap rates.

David Loeb — Robert W. Baird & Co. — Analyst

Okay. So, yes. Basically what you’re saying is, between the cap rate change and the in place rents that there may be value that we don’t necessarily see in comparing that to the loan value? Is that a fair —

John Sischo — Thomas Properties Group Incorporated — EVP, Director

I think that’s fair. I think the loan values, interestingly enough, are about, in today’s new value metrics and the desire for lenders to — I mean, the view that most lenders are trying to maintain is a financing level called a — based on a debt yield which is your NOI over loan balance. And that’s around 11%. And it’s going down to 10%. But call it on average between 10% and 11% today. Well, that usually puts a coverage of somewhere between — around 150 plus. So your debt to your cost of capital is the, average the cost run rate, which is — a run rate, as I mentioned — it’s going to be around 6% in today’s market. You’re probably going to see a coverage of that at 1.5 times.

David Loeb — Robert W. Baird & Co. — Analyst

I can do that math. Great, thanks. Jim, a couple on development things, both fee and on balance sheet. In El Segundo, when do you expect the Hyatt Place to break ground? And do you think that construction spurs interest or demand for your leasing of office assets?

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

Oh, absolutely it would help spur demand. As I indicated, the due diligence is scheduled to be completed in June. And assuming that they go forward, it’s our understanding that it’s their intention to proceed quickly with the hotel. So our expectation is that they will complete the due diligence successfully and move forward, and that it will be an amenity for the project. But that’s not to say that development is back quite yet. We’re not seeing any new development. I think that the new development that you could hope to see in this economic climate is user taking 100% of the building. But financing is very tough right now, and tenants are being very cautious.

David Loeb — Robert W. Baird & Co. — Analyst

That makes perfect sense. Okay, one more. NBC-Universal — what are your latest thoughts? I guess as I look at the value of your development parcels, everything would look to me to be worth at least book value. The one I worry about is NBC Universal, just given what’s going on with the company. Can you give us an update on what you’re hearing, what you’re thinking about that site?

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

Well, obviously Comcast — I assume you’re talking about the office site or the —

David Loeb — Robert W. Baird & Co. — Analyst

The office site, yes.

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

Yes. Obviously Comcast has come into the picture. We are hoping that that will be a plus. We know that Comcast has some needs around the city. So it is conceivable that the Comcast needs would add to NBCU needs. And so it could be a positive. But obviously we have to wait to see if the merger is completed, which everyone expects for it to be completed. And in the meantime basically we are told that Comcast cannot have conversations with NBCU regarding matters like this. So we are just in a wait and see position until we can find out how Comcast feels. But in the meantime, NBCU can proceed with the project. We’re just hoping that Comcast will add to the demand.

David Loeb — Robert W. Baird & Co. — Analyst

Okay, great. I have more, but I’ll queue back in.

Operator

(Operator Instructions)

You have a follow-up from David Loeb with Baird. Please proceed.

David Loeb — Robert W. Baird & Co. — Analyst

I guess I should have just kept going.

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

You’re fine, David.

David Loeb — Robert W. Baird & Co. — Analyst

Sorry. I’m trying not to be a hog. How about on the Korean Air project? What’s the timing of the entitlement? When do you think the existing hotel might close and you might actually start seeing construction there?

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

Well, when we started the project, our schedule was 18 months. I think we’re still on that schedule, and we started the project in — was it like December of last year?

John Sischo — Thomas Properties Group Incorporated — EVP, Director

About March.

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

About March of last year. And so every indication that we have is that Korean Airlines wants to proceed with the project as soon as possible. And there’s a possibility that the project would proceed initially with the hotel and with the office building to follow. And so I think, given the fact that it doesn’t make economic sense for Korean Air to continue to put money into the existing hotel, they are anxious to move forward.

And when the chairman of Korean Airline was in town recently and made a public speech, he was urging the city fathers to approve the project quickly so he could get going. So he was publicly chiding our public officials saying, “Gee, I don’t understand why you don’t let me go when our economy’s down; I could really help your economy if you’d let me get my hotel started.” So he sounds like someone who has the will and the financial capability of proceeding as quickly as possible.

David Loeb — Robert W. Baird & Co. — Analyst

That makes perfect sense. And there was one thing you said that I’m not sure I really understood. Can you go back to your comments about capital allocation, use of capital, particularly the part about IPOs that didn’t happen? I’m not sure I understood exactly what you were saying on that.

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

Well, in talking to investment bankers, we know that there are a lot of people in the private sector who have property portfolios who are unable to access capital at all. While public companies have had a great deal of success in accessing capital, it’s not been the case for private property owners. So a number of these property owners are seeking to go public in order to access capital because it’s otherwise not available to them. And the investment bankers are telling us that they are being contacted by a lot of property owners who would like to go public but they don’t think they’re going to be able to do it. So they’ve just generally been referred to as one of the IPOs, and we are hearing that a number of them just will not be able to pull it off, and investment bankers are calling our attention to those kinds of situations.

David Loeb — Robert W. Baird & Co. — Analyst

I’m not sure what that means for you though. What would that do with your company and how would that affect your shareholders, your capital allocation, capital raising, whatever?

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

Well, if there was an attractive portfolio that we could acquire on accretive basis, then that would be something very appealing to us.

David Loeb — Robert W. Baird & Co. — Analyst

I see. Perhaps with some external capital along with that?

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

Yes. We, as I indicated earlier, we’re looking at two things. Adding things to our balance sheet. We’re also expecting that the joint venture with CalSTRS will be entering the market at some point in the future.

David Loeb — Robert W. Baird & Co. — Analyst

Got it. Okay. That’s great. That was absolutely all I had. Thank you very much.

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

Okay.

Operator

You have a follow-up question from the line of Mitch Germain with JMP. Please proceed, sir

Mitch Germain — JMP Securities — Analyst

Back to that issue with regards to acquisitions, are you holding these conversations currently with potential failed IPOs, I guess?

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

We have these investment bankers coming to us on a fairly routine basis showing us portfolios to see if we have interest in proceeding.

Mitch Germain — JMP Securities — Analyst

So I should allude to that then there are no current discussions ongoing with a specific operator?

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

I would say, we are not — let me answer you this way, Mitch. If we were in negotiations, I wouldn’t tell you. And so I can’t — You have me. It’s sort of like there’s no way I can answer other than to say that I have no news to report.

Mitch Germain — JMP Securities — Analyst

Got you. Just trying to see how real these discussions are, or if they’re just kind of what you’re kind of hoping to do down the road or if they’re real potential opportunities. That’s all, I mean.

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

I know, you’re trying to get me to say something I shouldn’t.

Mitch Germain — JMP Securities — Analyst

No, not at all. Thank you so much, guys. Be well.

Operator

With no further questions in the queue, I would now like to turn the call back over to Jim Thomas for closing remarks. You may proceed, sir.

Jim Thomas — Thomas Properties Group Incorporated — Chairman, President, CEO

Okay. I would just conclude our presentation by saying again that I think our company has had a very good first quarter. We’re well on our way to taking care of our 2010 debt maturities and strengthening our balance sheet. We’re now beginning to concentrate on growing the firm again, and we think we will have lots of opportunities to do so. We have a very attractive platform to a number of investors and property owners who are showing interest in investing in our company or with our company. And with that, I will conclude and thank you all for your participation.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.